Exhibit 99.1

Comprehensive Credit Facility Agreement of Maximum Amount (“Credit Facility Agreement”)
Entered into by and between Shenzhen BAK Battery Co., Ltd (“the Debtor”) and
Shenzhen Caitian Branch, Bank of Communications (the “Creditor”) Dated June 28, 2010

Main articles:

  Contract number: 4431702010LE00000400;

  Maximum amount of credit facilities to be provided: RMB 50 million;

  Term: from June 28, 2010 to June 28, 2011;

  Purpose of the loan is to provide working capital for the Debtor;

  In the event of occurrence of any of the following during the term of loan, the Creditor is entitled to demand repayment of loan principal before maturity:

    Making untrue statement and declaration;

    Breach of promise;

    Occurrence of other instances which endanger the safety of the loan provided by the Creditor;

  Remedies in the event of breach of contract include adjustment of the credit amount, suspension of credit, imposition of punitive interest and overdue interest, the call back of loan principal and interest before maturity and change the mode of payment.

Headlines of the articles omitted

  Definitions and explanations

  Prerequisite for using the comprehensive credit facility

  Procedure on using the comprehensive credit facility

  Declaration and Guarantee of the Debtor

  Obligations of the Debtor

  Information disclosure and security

  Disputation settlement

  Fee

  Attachment

  Validity

  Notification